Execution Version

Amendment No. 3

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 3 To Transfer Agency And Shareholder Services Agreement, dated as of December 31, 2020 (“Amendment No. 3”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and each of AMG Pantheon Fund, LLC (“AMG Pantheon”) and AMG Pantheon Master Fund, LLC (“AMG Pantheon Master”), severally and not jointly (each, a “Fund” and collectively, the “Funds”).

Background

BNYM and each of AMG Pantheon (under its former name, AMG Pantheon Private Equity Fund, LLC) and AMG Pantheon Master (under its former name, AMG Pantheon Private Equity Master Fund, LLC) previously entered into the Transfer Agency And Shareholder Services Agreement, made as of October 1, 2014, and Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of October 27, 2015, and BNYM and each of AMG Pantheon and AMG Pantheon Master entered into Amendment No. 2 To Transfer Agency And Shareholder Services Agreement, dated as of January 1, 2020 (collectively, the “Current Agreement”). The parties intend that the Current Agreement be amended as set forth in this Amendment No. 3.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to the sentences set forth above and as follows:

1. Modifications to the Current Agreement. The Current Agreement is amended as follows:

(a)	Section 13(a) is deleted and replaced in its entirety with the following:

(a) This Agreement shall become effective on the Effective Date and continue until validly terminated pursuant to this Section 13.

(b)	Section 13(b) is deleted and replaced in its entirety with the following:

(b) (1) Either party may initiate a termination of the Agreement by a written notice of termination delivered to and received by the other party not less than ninety (90) days in advance of the termination date cited in the termination notice. In the event both parties give a termination notice in compliance with the foregoing provision, the earlier of the termination dates cited in the notices shall constitute the termination date. BNYM’s obligations to perform the Services shall terminate on the termination date determined in accordance with the foregoing two sentences (such date being the “Designated Date”); provided, however, if BNYM continues to perform any Service after the Designated Date other than pursuant to a written amendment to this Agreement, whether due to a regulatory requirement determined in good faith by BNYM to be applicable, the failure of a requested Deconversion to occur by the Designated Date or any other reason, and the Funds do not direct BNYM in writing to discontinue the Service, such continuation of Service beyond the Designated Date shall occur solely in the continued discretion of BNYM on a day to day basis and may be terminated by BNYM immediately upon the delivery of written notice of such to the Funds. This Agreement shall terminate in connection with a termination occurring pursuant to this Section 13(b)(1) at 11:59 PM on the later of (i) the Designated Date, (ii) the date BNYM ceases to perform all Services, or (iii) if Deconversion Services have been requested in accordance with Section 13(b)(2), the date Deconversion Services are completed. “party” as used in this Section 13(b) means BNYM, on one hand, and the Funds acting collectively, on the other hand.

Execution Version

(2) In connection with a termination occurring pursuant to a termination notice provided for in Section 13(b)(1) or 13(c), if Deconversion Services are requested by a Fund, BNYM shall make commercially reasonable efforts to perform the requested Deconversion Services as of the date reasonably requested by the Fund, subject to BNYM’s existing work and project schedules and the availability of personnel with requisite expertise.

(c)	Section 13(d) is deleted and replaced in its entirety with the following:

(d) [Reserved. Intentionally Omitted.]

(d)	Section 19(r) is deleted and replaced in its entirety with the following:

(r) Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNYM and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, regulatory reporting, sales, administration, operations, technology services, product, client and client-customer communications, relationship management, storage and record retention, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more Affiliates and subsidiaries of the BNY Mellon Group, joint ventures and third-party service providers (the “Centralized Providers”), subject to confidentiality obligations comparable to those provided for herein. Notwithstanding any other provision of the Agreement and subject to the confidentiality obligations herein, the Fund consents to the foregoing centralization of functions, the receipt of services hereunder through the Centralized Functions, BNYM’s disclosure of Fund information, including Fund Confidential Information, to the Centralized Providers, BNYM’s use of such information in connection with the Centralized Functions, and BNYM’s storage of names and business addresses of Fund employees and employees of its affiliates and sponsors with the Centralized Providers. In addition, BNYM may use the Funds’ Confidential Information to analyze and improve product and service performance and for internal research and development activities, and may aggregate the Funds’ Confidential Information on an anonymized basis with other similar client data for BNYM’s and its Affiliates’ product development and distribution and marketing and thought leadership purposes. The BNY Mellon Group shall possess all ownership rights with respect to such aggregated anonymized data.

2. Remainder of Current Agreement. Except as specifically modified by this Amendment No. 3, all terms and conditions of the Current Agreement shall remain in full force and effect.

3. Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 3.

4. Entire Agreement. This Amendment No. 3 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and this amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

Execution Version

5. Signatures; Counterparts. The parties expressly agree that this Amendment No. 3 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment No. 3, by a manual signature on a copy of Amendment No. 3 transmitted by facsimile transmission, by a manual signature on a copy of Amendment No. 3 transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No. 3 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 3 or of executed signature pages to counterparts of this Amendment No. 3, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 3 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 3.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 3 To Transfer Agency And Shareholder Services Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 3 by Electronic Signature, affirms authorization to execute this Amendment No. 3 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 3 and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Robert Jordan
Name:	Robert Jordan
Title:	Director

AMG Pantheon Fund, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer and Principal Accounting Officer

AMG Pantheon Master Fund, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer and Principal Accounting Officer